EXHIBIT 99.3

LEHMAN BROTHERS HOLDINGS INC.
CONSOLIDATED STATEMENT OF INCOME
(Preliminary and Unaudited)
(In millions, except per share data)


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                                                             Six Months Ended
                                                      -------------------------------
                                                                                           Percentage of
                                                         May 31            May 31          Dollar Change
                                                          2001              2000            Inc./(Dec.)
Revenues:
    Principal transactions                              $ 1,981            $ 1,984
    Investment banking                                    1,048              1,082
    Commissions                                             574                455
    Interest and dividends                                9,414              9,051
    Other                                                    19                102
                                                      --------------    -------------
           Total revenues                                13,036             12,674
    Interest expense                                      9,131              8,717
                                                      --------------    -------------
           Net revenues                                   3,905              3,957              (1)%
                                                      --------------    -------------
Non-interest expenses:
    Compensation and benefits                             1,992              2,057
    Technology and communications                           245                169
    Brokerage and clearance fees                            150                120
    Business development                                    104                 75
    Professional fees                                        88                 75
    Occupancy                                                85                 62
    Other                                                    43                 47
                                                      --------------    -------------

           Total non-interest expenses                    2,707              2,605               4%
                                                      --------------    -------------
Income from operations before taxes and
 dividends on trust preferred securities                  1,198              1,352             (11)%
    Provision for income taxes                              353                405
    Dividends on trust preferred securities                  28                 28
                                                      --------------    -------------
Net income                                             $    817           $    919             (11)%
                                                      ==============    =============
    Preferred stock dividends                                73                 71
Net income applicable to common stock                  $    744           $    848             (12)%
                                                      ==============    =============


Earnings per common share
   Basic                                               $   3.04           $   3.44
                                                      --------------    =============
   Diluted                                             $   2.77           $   3.23
                                                      ==============    =============


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